UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

ALTISOURCE RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
THE RADOFF FAMILY FOUNDATION
OP SELECT FUND, L.P.
OLIVER PRESS INVESTORS, LLC
OLIVER PRESS PARTNERS, LLC
BRADLEY L. RADOFF
AUGUSTUS K. OLIVER II
CLIFFORD PRESS
ANDREW L. PLATT
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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BLR Partners LP, together with the other participants named herein (collectively, “RESI Shareholders Group”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of RESI Shareholders Group’s slate of three highly-qualified director nominees to the Board of Directors of Altisource Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 24, 2016, RESI Shareholders Group issued the following press release:

RESI Shareholders Group Challenges Altisource Residential to Explain its Strategy to Investors

NEW YORK--(BUSINESS WIRE)--RESI Shareholders Group owning over 4.5% of the outstanding shares of Altisource Residential Corporation (“RESI” or the “Company”) (NYSE: RESI) announced today that it has released an open letter to George G. Ellison, Chief Executive Officer of RESI.

Full text of the letter follows:

February 24, 2016

Dear George,

It is unfortunate that you have chosen to refuse our invitations to discuss your strategy for RESI.  As a former Wall Street executive, we would have expected that you would be able to engage in a standard commercial conversation, articulate your strategy and not hide behind layers of lawyers.  While our goal for the maximization of RESI shareholder value is very clear and transparent, you have been unable to present a compelling and credible strategic vision to shareholders. Instead you have chosen to remain silent while RESI’s share price languishes near all-time lows.  In anticipation of the Fourth Quarter earnings call currently scheduled for February 29, 2016, we thought we would share some thoughts on RESI and your “strategy.”

During the Third Quarter earnings call, you described your intent to liquidate all non-performing loans (NPLs) and reperforming loans (RPLs), emphasizing your belief that they were marked properly on your balance sheet (despite significant investor concern regarding your non-cash mark-to-market accounting which provided significant incentive fees to your conflicted external manager). You also commented that the duration to resolve the loans would be in the “12 to 18 month” timeframe or “sooner.”

Based on these statements and given the more conservative nature of your accounting for the real estate owned, an investor would believe that you are confident in your stated tangible book value which approximates to $22 per share, or an almost 135% premium to RESI’s recent share prices.

Given your stated intent to liquidate two-thirds of your balance sheet, investors deserve to understand why they should take the risk of RESI management reinvesting their capital in your new strategy.

We believe that any new strategy should be evaluated against the baseline option of a simple liquidation at book value or other strategies to produce a premium to book value. You must be aware that publicly traded single-family rental REITs trade at significant discounts to their estimated net asset values despite the fact that the two largest competitors enjoy the benefits of significant scale not available to you and do not have the stigma of external management.

We have been very clear in our belief that the low valuation of RESI shares is attributable to the shift in strategy from being a buyer of distressed mortgage loans to the outright purchase of single-family homes and the conflicts of interest that arise from the external management structure.

Since RESI shares trade at approximately 40% of book value, every single-family rental purchase is immediately value destructive. Does RESI management really believe that the capital markets would provide you and your conflicted external management and services providers with capital to deplete in this manner if you were not already holding $1.2 billion of investors’ capital that was raised for a very different strategy?

It is time for you to be honest with yourself and shareholders about the value that could be restored by not reinvesting shareholders’ capital in your current value destroying strategy.

Sincerely,

RESI Shareholders Group

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLR Partners LP, together with the other participants named herein (collectively, "RESI Shareholders Group"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of Altisource Residential Corporation, a Maryland corporation (the "Company").

RESI SHAREHOLDERS GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are BLR Partners LP ("BLR Partners"), BLRPart, LP ("BLRPart GP"), BLRGP Inc. ("BLRGP"), Fondren Management, LP ("Fondren Management"), FMLP Inc. ("FMLP"), The Radoff Family Foundation ("Radoff Foundation"), Bradley L. Radoff, OP Select Fund, L.P. ("OP Select"), Oliver Press Investors, LLC ("Oliver Press Investors"), Oliver Press Partners, LLC ("Oliver Press Partners"), Augustus K. Oliver II, Clifford Press, Andrew L. Platt and Joshua E. Schechter.

As of the date hereof, BLR Partners owned directly 1,891,000 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed to beneficially own the 1,891,000 shares owned by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed to beneficially own the 1,891,000 shares owned by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed to beneficially own the 1,891,000 shares owned by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed to beneficially own the 1,891,000 shares owned by BLR Partners. As of the date hereof, Radoff Foundation owned directly 25,000 shares of Common Stock. As of the date hereof, Mr. Radoff owned directly 580,000 shares of Common Stock and, as the sole shareholder and sole director of each of BLRGP and FMLP and a director of Radoff Foundation, may be deemed to beneficially own the 1,891,000 shares owned by BLR Partners and the 25,000 shares owned by the Radoff Foundation. As of the date hereof, OP Select owned directly 21,000 shares of Common Stock. Oliver Press Investors, as the general partner of OP Select, may be deemed to beneficially own the 21,000 shares owned by OP Select. Oliver Press Partners, as the investment manager of OP Select, may be deemed to beneficially own the 21,000 shares owned by OP Select. Each of Messrs. Oliver and Press, as a managing member of Oliver Press Investors and Oliver Press Partners, may be deemed to beneficially own the 21,000 shares owned by OP Select. As of the date hereof, Mr. Schechter beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Platt does not beneficially own any shares of Common Stock.

Contacts

Investors:
Clifford Press
212-277-5635
or
Media:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com